Exhibit 99(b)

KEYCORP STUDENT LOAN TRUST 2004-A

OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A., ELT	Deutsche Bank Trust Company Americas, IT
4 New York Plaza, 6th Floor	60 Wall Street, 26th Floor-MS NYC60-2606
New York, NY 10004	New York, NY 10007
Attn: ITS Global Debt	Attn: Corporate Trust & Agency Group
Phone: (212) 623-5427	Structured Finance
Fax: (212) 623-5933	Phone: (212) 250-8522
Fax: (212) 797-8606

KeyBank National Association	Key Consumer Receivables LLC
800 Superior Ave, 4th Floor	c/o KeyBank National Association
Cleveland, OH 44114	800 Superior Ave, 4th Floor
Attn: President, KER	Cleveland, Ohio 44114
Phone: (216) 828-4293	Attn: President, KER
Fax: (216) 828-9301	Phone: (216) 828-4293
Fax: (216) 828-9301

Pursuant to Section 3.08 of the Subservicing Agreement between KeyBank National Association, successor in interest to Key Bank USA, National Association as Master Servicer and Pennsylvania Higher Education Assistance Agency, as Subservicer, dated as of August 1, 2004 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of PHEAA as Subservicer from the inception of the Trust, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned’s knowledge, based on the review, PHEAA as Subservicer has fulfilled all its obligations under the Agreement throughout such period.

The undersigned also hereby certifies that the Subservicer has disclosed to the Master Servicer and to the Trust’s certified public accountants all significant deficiencies relating to the Subservicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Agreement.

PENNSYLVANIA HIGHER EDUCATION
ASSISTANCE AGENCY, Subservicer

Date: February 22, 2005	By: /S/ RICHARD E. WILLEY

Name: Richard E. Willey
Title: President and CEO